Exhibit 99.1
Lime Energy Co. Clarifies
Rights Offering Instructions
ELK GROVE VILLAGE, IL, March 13, 2007 — Lime Energy Co. (OTCBB: LMEC) today released the following information regarding its current rights offering, which has been distributed to stockholders of record as of February 23, 2006.
The Company has been receiving numerous calls from stockholders who have received the Lime Energy rights offering material from their broker. Most of the questions have been related to instructions regarding subscription certificates. Stockholders who hold their stock in a brokerage account will not receive a subscription certificate. Those stockholders instead should contact their broker to exercise their rights, including their over-subscription privilege.
If you hold your Lime Energy Co. stock in a brokerage account and wish to exercise your subscription rights, you should follow the instructions from your broker. If you have not heard from your broker and you wish to participate in the rights offering, please contact your broker. Your broker can exercise your right to participate in the rights offering on your behalf. If your broker would like assistance with exercise mechanics, he or she should call the Subscription Agent, LaSalle Bank, NA at (312) 904-2584.
As noted in the prospectus previously delivered to subscription rights holders, subscription rights will expire if they are not exercised and fully paid for prior to 5:00 p.m. New York City time, on March 23, 2007. Although the Company may choose to extend that date, at present it has no intention of doing so. The exercise deadline is a receipt deadline, not a mailing deadline, and accordingly subscription documents and subscription payments that are not received by the Subscription Agent (LaSalle Bank) by the expiration deadline will not be honored.”
This announcement shall not constitute an offer to sell or a solicitation of any offer to buy these securities.
Lime Energy Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com